Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-06

PROSPECTUS ADDENDUM

(to Prospectus Supplements, Product Supplements and Pricing Supplements

dated as of various dates, and Prospectus dated June 12, 2015)

UBS AG

UBS SWITZERLAND AG

Exchange Traded Access Securities (ETRACS)

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities (collectively, “ETRACS”) previously issued by UBS AG. This prospectus addendum and the applicable prospectus supplement, product supplement or pricing supplement, dated as of various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared either a prospectus supplement (as amended or supplemented from time to time), each referred to as the “original prospectus supplement”, or a pricing supplement (as amended or supplemented from time to time), each referred to as the “original pricing supplement”, relating to your series of ETRACS. UBS AG also prepared prospectus supplements (as amended from time to time), each referred to therein as a “product supplement”, dated as of various dates, each of which supplements and forms part of the pricing supplement relating to your series of ETRACS, if any. The applicable product supplement related to your ETRACS, if any, is identified in the applicable original pricing supplement relating to your series of ETRACS. The applicable original prospectus supplement or original pricing supplement and, if applicable, product supplement, relating to each series of ETRACS is attached to a “base” prospectus dated November 14, 2014.

UBS AG and UBS Switzerland AG have now prepared a new “base” prospectus dated June 12, 2015. This new base prospectus replaces the base prospectus dated November 14, 2014. As disclosed in the new base prospectus, effective upon the date of the transfer by UBS AG to UBS Switzerland AG of UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland, UBS Switzerland AG will become a co-obligor of the debt securities, including the ETRACS, previously issued by UBS AG. For additional information regarding the co-obligation, see “Description of Debt Securities We May Offer—Co-obligation of UBS Switzerland AG” in the new base prospectus.

Because the terms of your ETRACS otherwise have remained the same, UBS AG and UBS Switzerland AG are continuing to use the original prospectus supplement, or original pricing supplement and related product supplement, if any, as applicable. As a result, you should read either (i) the original prospectus supplement for your ETRACS or (ii) the original pricing supplement for your ETRACS, in each case together with any related product supplement, which gives the specific terms of your ETRACS, and with the new base prospectus dated June 12, 2015. When you read these documents, please note that all references in the original prospectus supplement, or original pricing supplement and product supplement, as applicable, to the base prospectus dated November 14, 2014, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated June 12, 2015, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement, or original pricing supplement and product supplement, as applicable, to the base prospectus dated November 14, 2014, you should use the following website link to access the new base prospectus dated June  12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222016/d935416d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated November 14, 2014 that is provided in the original prospectus supplement, or original pricing supplement and product supplement, for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements or the original pricing supplements and related product supplements, if any, as applicable, and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement, or original pricing supplement and related product supplement or supplements, as applicable, for your ETRACS and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated June 12, 2015